UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2014

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-34452	27-0467113
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 515-3200

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

Resignation of Board Member

On December 15, 2014, Mr. Joseph F. Azrack resigned as the Chairman and as a member of the Board of Directors (the “Board”) of Apollo Commercial Real Estate Finance, Inc. (the “Company”), effective December 15, 2014. The decision of Mr. Azrack to resign was not the result of any dispute or disagreements with the Company on any matter relating to the Company’s operations, policies or practices.

Election of Board Member

On December 15, 2014, the Board elected Mr. Jeffrey M. Gault to serve as an independent director and Chairman of the Board. The Board has determined that Mr. Gault is an independent director in accordance with the applicable rules of the Securities and Exchange Commission and the New York Stock Exchange. He was not selected as a director pursuant to any arrangement or understanding with any other person and he does not have any reportable transactions under Item 404(a) of Regulation S-K. For his services as an independent director of the Company and Chairman of the Board, Mr. Gault will receive an annual retainer of $175,000, $100,000 of which will be paid in cash and $75,000 of which will be paid in shares of restricted common stock of the Company. These shares of restricted common stock vest in equal installments on the first business day of each fiscal quarter over a three year period. In addition, Mr. Gault will receive 15,000 shares of restricted common stock of the Company under the Company’s 2009 Equity Incentive Plan, subject to three-year vesting, to be granted on December 15, 2014. Mr. Gault has also entered into an indemnification agreement with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Commercial Real Estate Finance, Inc.

By:	/s/ Megan B. Gaul
Megan B. Gaul Chief Financial Officer, Treasurer and Secretary

Date: December 15, 2014